Exhibit (d)(9)

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of December, 2009, by and between Vulcan Value Partners, LLC, a Delaware limited liability company (the “Adviser”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”), regarding each of the series of the Trust listed in Exhibit A (each, a “Fund” and collectively, the “Funds”).

RECITALS

A.       The Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “1940 Act”).

B.       The Board of Trustees of the Trust (the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services to each Fund upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and the promises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Appointment of the Adviser. The Trust desires to employ each Fund’s capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Trust Instrument, the Trust Bylaws, and in the Funds’ Prospectus and Statement of Additional Information as from time to time in effect (collectively, the “Prospectus”), and in the manner approved from time to time by the Board. The Trust hereby appoints the Adviser to act as investment adviser to each Fund, with authority as agent and attorney-in-fact on behalf of the Trust to perform the services described in this Agreement. The Adviser accepts the appointment and agrees to furnish the investment advisory services described herein for the compensation set forth herein.

2.       Services to be Provided by the Adviser. The Adviser shall have overall supervisory responsibility for the general management and investment of the Funds’ assets and securities portfolio subject to and in accordance with the investment objectives, policies and restrictions of the Funds set forth in the Prospectus, and any lawful and reasonable directions which the Board may issue from time to time. Subject to the supervision and lawful and reasonable direction of the Board, the Adviser will: (a) manage each Fund and furnish a continual investment program for such Fund in accordance with the Fund’s investment objective and policies as described in the Prospectus; (b) make investment decisions for such Fund; (c) place all orders for securities to be purchased, held or sold for such Fund; and (d) determine what portion of such Fund’s assets, if any, will be held in cash or cash equivalents. Without limiting the foregoing, the Adviser will have full investment power, authority and discretion as to all investment decisions regarding the Fund, and may buy, sell, or otherwise invest and reinvest in securities or other investments in the Fund without discussing the transactions with the Trust in advance. At various times, all or a portion of the assets in the Fund may be held in cash or invested in one or more money market mutual funds. Assets held in such funds are subject to various fees and expenses, which are ultimately borne by the applicable Fund. The Trust hereby agrees that the Adviser may deliver to any brokerage firm executing transactions for either Fund a copy of this Agreement as evidence of the authority of the Adviser to act for and on behalf of the Trust or such Fund in accordance with this Agreement. The Adviser will also:

(i)     provide the Board and the Chief Compliance Officer of the Funds with such access, periodic reports, and other information as they may reasonably request, and will advise and assist the officers of the Trust in taking such steps as are necessary or reasonably appropriate to carry out the decisions of the Board and its committees, in each case to the extent legally required or reasonably necessary to facilitate the conduct of the business of the Funds;

(ii)     make available and provide to the Board financial, accounting and statistical information concerning the Adviser required by the Funds in the preparation of registration statements, reports and other documents required by federal and state securities laws;

(iii)     adopt a written code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”) and of Rule 17j-1 under the 1940 Act, will from time to time as required by law provide the Funds with a copy of the code of ethics and evidence of its adoption, and certify to a Fund upon reasonable request of that Fund that the Adviser has complied (or summarizing any known non-compliance) with the requirements of such rules;

(iv)     maintain and implement compliance policies and procedures that are reasonably designed to ensure its compliance with Rule 206(4)-7 under the Advisers Act and to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act), at the reasonable request of a Fund provide the Fund with a copy or summary of such policies and procedures, and certify to a Fund upon reasonable request of that Fund that the Adviser has complied (or summarizing any known non-compliance) with such policies and procedures;

(v)     maintain and preserve all accounts, books and records with respect to the Funds as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder and shall file with the U.S. Securities Exchange Commission all forms that are required to be filed pursuant to Section 13F and 13G of the Securities Exchange Act of 1934, as amended, with respect to its duties as are set forth herein;

(vi)     review draft reports to shareholders and other documents provided to it by a Fund and provide comments to the Fund on a reasonably timely basis, and provide on a reasonably timely basis such certifications or sub-certifications as that Fund may reasonably request in order to support and facilitate certifications required to be provided by the Trust’s Principal Executive Officer and Principal Accounting Officer;

(vii)     discharge its duties as investment adviser to each Fund, and to the extent the Adviser takes or is required to take action on behalf of the a Fund shall cause the Fund to act in a manner, in accordance with the Trust’s Trust Instrument and Bylaws, the Advisers Act, and the

provisions of the 1940 Act and the Internal Revenue Code of 1986, as amended, applicable to the Adviser by virtue of the fact that the Adviser is serving as an investment adviser to the Funds; and

(viii)    maintain a commercially reasonable level of errors and omissions or professional liability insurance coverage.

Subject to Section 12 below, the records relating to the services provided to the Funds under this Agreement shall be the property of the Funds, provided that the Adviser may retain a copy of all such records for use in connection with its regulatory or other legal compliance or any claim, action, suit or proceeding arising out of or relating to this Agreement.

3.     Allocation of Charges and Expenses. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of each Fund. The Adviser will not be required to pay any investment advisory related expenses of each Fund other than those specifically allocated to it in the prior sentence. In particular, but without limiting the generality of the foregoing, each Fund will be required to pay fund administration, accounting, legal, medallion distribution, tax, shareholder servicing, transfer agency, brokerage and other expenses of executing Fund transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of such Fund’s business, as well as any officer and director fees for any officers or directors of such Fund not employed by the Adviser.

4.     Compensation of the Adviser. In consideration for the investment advisory services to be performed under this Agreement, (i) with respect to the Vulcan Value Partners Fund the Adviser shall receive from the Trust a fee, computed and paid monthly at the annual rate of 1.00% of the Fund’s average daily net asset value, and (ii) with respect to the Vulcan Value Partners Small Cap Fund the Adviser shall receive from the Trust a fee, computed and paid monthly at the annual rate of 1.25% of the Fund’s average daily net asset value. Such average daily net asset value of each Fund shall be determined by taking an average of all of the determinations of such net asset value for such Fund during such month while this Agreement is in effect. Such fee shall be payable for each month within five (5) business days after the end of such month.

5.     Services to other Accounts. The Trust understands that the Adviser acts as investment adviser to separately managed accounts and other clients, and the Trust has no objection to the Adviser so acting, provided that whenever a Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by a Fund or the size of the position purchased or sold by such Fund. In addition, the Trust understands that the persons employed by the Adviser to provide service to a Fund in connection with the performance of the Adviser’s duties under this

Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

6.       Brokerage. The Adviser has full power, authority and discretion to select broker-dealers to execute transactions for each Fund and to negotiate and determine any commission rates to be paid for such transactions. In executing transactions, the Adviser’s primary objective will be to obtain “best execution” of the transaction, i.e., a price that is as favorable to each Fund as possible under the prevailing market conditions. Consistent with obtaining “best execution” of transactions for each Fund and with applicable law:

(a)       The Adviser may execute transactions through any affiliated broker-dealer.

(b)       When placing transactions with broker-dealers, the Adviser will seek out broker-dealers based on a number of factors, including, without limitation, the financial strength and stability of the broker-dealer, the efficiency with which the transaction will be effected, the ability to effect the transaction where a large block is involved, and the availability of the broker-dealer to stand ready to execute possibly difficult transactions in the future.

(c)       The Adviser may direct transactions for a Fund to broker-dealers in return for brokerage and research services that they furnish to the Adviser. The Adviser may pay these broker-dealers commissions that are competitive but higher than the lowest rate available if the Adviser determines in good faith that the commission is reasonable in relation to the value of the brokerage and research services that the broker-dealer provides, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to a Fund and to the Adviser’s other clients. The research that the Adviser obtains in this fashion may, but is not required to, be used in connection with managing a Fund. Accordingly, each Fund occasionally may pay brokerage commissions for research that is not used to make investment decisions for such Fund.

7.       Representations.

(a)       The Trust makes the following representations to the Adviser:

(i)       Each Fund is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

(ii)       The execution, delivery and performance by the Trust of this Agreement are within the Trust’s powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Trust for the execution, delivery and performance by the Trust of this Agreement.

(iii)     The execution, delivery and performance by the Trust of this Agreement do not contravene or constitute a default under (A) any provision of applicable law, rule or regulation, (B) the Trust’s Trust Instrument, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust.

(iv)     This Agreement is a valid and binding agreement of the Trust, enforceable against it in accordance with the terms hereof.

(b)     The Adviser makes the following representations to the Trust:

(i)     The Adviser is a Delaware limited liability company duly registered as an investment adviser under the Advisers Act.

(ii)     The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its Board of Managers and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement.

(iii)     The execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (A) any provision of applicable law, rule or regulation, (B) the Adviser’s Amended and Restated Limited Liability Company Agreement and Certificate of Formation, or (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(iv)     This Agreement is a valid and binding agreement of the Adviser, enforceable against it in accordance with the terms hereof.

8.     Limitation of Liability. The Trust agrees that neither the Adviser nor any officer, manager, employee, representative or agent of the Adviser shall be liable or responsible to the Trust, a Fund or any other party for (a) any loss incurred in connection with investment decisions or recommendations made by the Adviser hereunder or (b) any actions taken or not taken by the Adviser on behalf of the Trust or the Fund due to errors in judgment, mistake of law, or by reason of the Adviser’s advice, provided, however, that the Adviser shall not be so excluded from liability for any action or omission that constitutes gross negligence, bad faith, willful misfeasance, or reckless disregard in the performance of its duties hereunder, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act). Moreover, the Adviser shall not be liable or responsible to the Trust, a Fund or any other party for any loss incurred by reason of any act or omission of the Trust, such Fund, the custodian, any broker dealer, or any other party. Nothing in this Agreement shall constitute a waiver or limitation of any non-waivable rights the Trust might have under applicable federal or state securities laws.

9.     Certain Risks and Potential Conflicts of Interest. The Trust understands and hereby acknowledges that: (a) there may be loss or depreciation in the value of each Fund’s assets and/or a particular investment in each Fund due to fluctuation of market values; (b) the Adviser cannot guarantee (i) that a Fund will realize its investment objectives, (ii) that a Fund will achieve any specific performance level, or (iii) the success of any particular investment decision of, or any investment strategy utilized by, the Adviser with respect to a Fund; (c) the Adviser’s past performance is no guarantee of future results; and (d) transactions in a Fund may have federal and state income tax consequences for which the Fund or its shareholders are responsible; and (e) through the date hereof neither the Adviser nor any officer, manager, employee, representative or agent of the Adviser or any other party has made any guarantee, either oral or written, that the objectives of the investment strategy described in the Prospectus will be achieved.

10.     Other Advice. The Trust acknowledges and agrees that neither the Adviser nor any of its officers, managers, employees, representatives or agents will render any legal, tax, accounting or actuarial advice or prepare any legal, tax, accounting or actuarial documents for the Trust or a Fund. The Trust acknowledges that it is the Trust’s responsibility to retain competent professionals to render any such services that the Trust may need or desire.

11.     Voting. The Adviser will take any action and provide any advice with respect to the voting of securities held by a Fund in accordance with such Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time.

12.     Intellectual Property and Other Rights. The Trust and each Fund each hereby acknowledge and agree that the Adviser shall have the right, both during and after the term of this Agreement, to market, publish, and use in any lawful way any and all financial information relating to such Fund, including, without limitation, information relating to the Fund’s performance, size, length of operation, or investments. The Trust and each Fund each hereby further acknowledge and agree that: (i) the Adviser is, and shall at all times during and after the term of this Agreement remain, the sole owner of the investment strategies, methodologies and techniques described in the Prospectus, the name of each Fund, the Adviser’s name, logo, brand and marketing materials, and any and all other intellectual property rights owned or possessed by the Adviser as of the date hereof (collectively, the “Existing Adviser IP”); and (ii) no right, title, or interest in or to any of the Existing Adviser IP has been or will be transferred to the Trust or a Fund. All intellectual property rights relating to the Adviser or a Fund, as well as all modifications, improvements, adaptations, or expansions relating to the Existing Adviser IP, that are created, acquired or discovered during the term of this Agreement by the Adviser, or jointly by the Adviser and the Trust or a Fund (collectively, the “New Adviser IP”), shall belong solely to the Adviser, and to the extent any such intellectual property rights in the New Adviser IP may not or do not vest in the Adviser immediately upon their creation, acquisition or discovery, each of the Trust and each Fund hereby agrees to assign and transfer, and hereby irrevocably assigns and transfers, to the Adviser all of its right, title, interest and ownership in and to such intellectual property rights, and agrees to execute any and all documents reasonably requested by the Adviser for the purpose of effecting or securing the assignment and transfer of such intellectual property rights to the Adviser. Without limiting any of the foregoing, neither the Trust nor a Fund shall have any right or license to use “Vulcan Value Partners” or the names listed on Exhibit A in any manner or with respect to any fund or investment vehicle; provided that during the term of this Agreement only the applicable Fund may use the applicable name listed on Exhibit A. Upon the expiration or any earlier termination of the term of this Agreement, each Fund shall immediately cease using the applicable name on Exhibit A in its name and any other Existing Adviser IP or New Adviser IP.

13.       Delivery of Fund-Related Documents. The Trust hereby agrees to from time to time at the Adviser’s request provide the Adviser with copies, properly certified or authenticated, of the Trust’s Declaration of Trust or Bylaws, resolutions of the Board of Trustees of the Trust selecting the Adviser as the investment adviser to the Fund and approving the form of this Agreement, filings made by the Trust with the Securities and Exchange Commission (the “SEC”). Any other non-public documents or agreements reasonably requested by the Adviser relating to a Fund shall be made available with the consent of the Trust, which consent shall not be unreasonably withheld.

14.       Duration and Termination of this Agreement. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund, individually, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment without the Trust’s prior written consent. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

15.       Amendment of this Agreement. A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

16.       Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

   To the Adviser at:

Vulcan Value Partners, LLC

3500 Blue Lake Drive, Suite 400

Birmingham, AL 35423

To the Trust or the Fund at:

[the Trust or the name of the applicable Fund]

c/o ALPS Advisors, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

17.     Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Delaware law, without regard to the conflicts of laws provisions of such state, in a manner not in conflict with the provisions of the 1940 Act.

18.     Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

VULCAN VALUE PARTNERS, LLC		FINANCIAL INVESTORS TRUST
By:	/s/ C.T. Fitzpatrick	By:	/s/ Edmund J. Burke
Name:	C.T. Fitzpatrick	Name:	Edmund J. Burke
Title:	CEO, Chief Investment Officer	Title:	President

EXHIBIT A

Vulcan Value Partners Fund

Vulcan Value Partners Small Cap Fund